Exhibit 107

Calculation of Filing Fee Table

Form F-1

(Form Type)

SaverOne 2014 Ltd.

(Exact Name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities

Fee to be Paid

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price per ADS(3)	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Ordinary Shares represented by ADS, issuable upon exercise of purchase warrants	457(g)	390,857,940	$0.008887	$3,473,424	0.00015310	$531.78
Equity	Ordinary Shares represented by ADS, issuable upon exercise of placement agent warrants	457(g)	13,680,000	$0.00972	$132,967	0.00015310	$20.36
Total Offering Amounts					$3,606,391		$552.14
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due							$552.14

(1)	Represents the maximum number of ordinary shares, par value NIS $0.01 per share, or Ordinary Shares, issuable upon exercise of warrants issued to selling shareholders on January 31, 2025.

(2)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, or the Securities Act, the Ordinary Shares, represented by American Depositary Shares, or ADSs, registered hereby, also include an indeterminate number of additional Ordinary Shares as may from time to time become issuable by reason of stock splits, stock dividends, recapitalizations or other similar transactions.

(3)	For purposes of calculating the amount of registration fee pursuant to Rule 457(g) under the Securities Act, the proposed maximum offering price per ADS is calculated using the exercise price of the purchase warrant ($10.664 per ADS) and the exercise price of placement agent warrant ($11.66375 per ADS) as applicable, in each case divided by 1,200, to give effect to the 1:1200 ratio of ADSs to Ordinary Shares.